UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    GEOVAX LABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

Supplemental Information Regarding
Proxy Statement Proposal

Proposal 1—To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-100 to 1-for-500, as selected by our Board of Directors:

March 14, 2019

Dear Fellow Stockholders:

In connection with the Special Meeting of Stockholders (“Special Meeting”) of GeoVax Labs, Inc, please consider the information below, which supplements the information in our proxy statement dated March 4, 2019, and vote FOR approval of the following proposal:

Proposal 1—To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-100 to 1-for-500, as selected by our Board of Directors:

There may be some confusion about the reasons for the reverse split proposal, the effect on the Company’s stockholders, and our plans for moving forward. I hope to clear up much of that with this communication. You should also refer to the Notice of Meeting and Proxy Statement, which may be accessed on the GeoVax website by clicking here: GeoVax Proxy Statement. Alternatively, if you wish to vote your shares and have your proxy card handy (you’ll need the control number from the card), you can view the materials and vote at www.proxyvote.com.

Having access to sufficient capital is critical to our ability to continue with and, more importantly, to accelerate our promising product development. For years, we have been challenged by having minimum capital resources and a capital structure that significantly hinders our ability to progress our development programs to human clinical trials, which we believe will provide the basis for collaborative development/commercial partnerships.

While we have demonstrated impressive preclinical results in multiple targeted indications, we have been unable to access the capital needed to advance most of our programs into the human clinical trials that are critical to demonstrating the results necessary to establish collaborative partnerships, which may in turn carry our development products into the regulatory registration process and subsequent commercial status. Our preventive HIV vaccine development program, already in various human clinical trials, remains our only program in clinical trial status. But while the NIH continues to support these trials, including the HVTN 132 phase 1 trial expected to begin this year, our HIV vaccine may yet be several years away from a pivotal, clinically demonstrative trial. We are enthusiastic about the prospects for each of our other development programs and continue to see success in research collaborations and interest from potential partners, but the reality is that human clinical trials provide the best path toward securing a “game-changing” partnership or other strategic transaction.

Without access to the substantial capital resources we need in order to achieve clinical development progress our company’s shares will likely continue to languish as a “penny stock”. Your management and Board of Directors consider this situation to be unacceptable. Management and the Board believe that the “status quo” will not allow the Company to reach the potential value we seek to deliver to the world healthcare community, our stockholders, employees and other stakeholders. Without a significant capital restructuring, including sufficient new capital investment that will enable accelerated progress into clinical development for our various product programs, GeoVax could fall behind in seeking to develop valuable vaccines and immunotherapies. This is why we’re seeking stockholder support of a reverse stock split, in the range of 1:100 to 1:500. In requesting your support, we’d like to provide an overview of our business plans, strategy and basis for building a valuable, growing and sustainable enterprise at GeoVax.

What are the current capital resource and capital structure issues at GeoVax?

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GeoVax is a “penny stock”, trading on the OTC Market, which we believe limits our funding opportunities, and our current capital resources are insufficient to fully fund the ongoing operations of the Company, much less accelerate our product development as quickly as we would like. Our entire management team and our Board of Directors are committed to seeing our Company succeed – to the extent that all of us are receiving no or significantly reduced salaries/fees and expense reimbursements. Still, we are without the capital to support carrying various key programs (e.g. Immuno-oncology, Ebola vaccine, Zika vaccine, etc.) into human clinical testing, which we consider critical to demonstrating sufficient value to potentially interest third-party partnerships.

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Various recent financings have included terms that make it very difficult for us to pursue significant levels of new capital investment from new investors. Remaining a penny stock traded on the OTC Market will only perpetuate this situation.

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The various non-dilutive funding and support we receive from government sources (for HIV and other preclinical development programs) and other research collaborations are welcomed, yet remains insufficient to advance our programs to clinical trials, which we believe is critical to our success.

What is the capital structure strategy for GeoVax and why is the requested reverse stock split range so large?

Our goal and focus are to achieve a capital structure, including new capital investment, with our stock trading on a more acceptable stock exchange (e.g. Nasdaq) that will support and sustain a level of operational investment necessary to proceed into human clinical trials for various development programs. Then, as we progress with various core programs, we anticipate establishing strategic and product partnerships/collaborations that will advance products into the regulatory approval and commercialization status. We believe progressing in this manner, with unique vaccines and immunotherapies for high-value unmet medical needs, can result in improved health for patients worldwide, significant value return to our stockholders. and meaningful career development opportunities for our staff. That remains our goal and focus.

There are many required and necessary steps to achieve the desired capital structure, capital investment and “up-listing” we’re seeking for GeoVax. Using a Nasdaq up-listing as an example, the more illustrative requirements include:

●	Minimum stock price of $4 per share for initial listing;
●	Minimum stockholders’ equity of $5 million; and
●	Minimum market valuation of $15 million.

There are additional quantitative, as well as qualitative requirements, but these are the primary listing standards that we currently do not meet. Therefore, there are several critical steps we would need to implement, including:

●	A reverse stock split to meet the minimum stock price requirements;
●	A financing sufficient to meet the minimum stockholders’ equity requirements; with some price cushion;
●	Meet and maintain the minimum market valuation (a function of stock price and shares outstanding); and
●	Satisfy additional qualitative and quantitative requirements.

The reverse stock split range of 1:100 to 1:500 is proposed to better ensure that, at the time a reverse stock split might be implemented, there is approval of a ratio sufficient to meet the initial minimum stock price requirement of $4 per share. We would hope the price would be in excess of the minimum to provide a cushion. Actual implementation of a reverse stock split will only occur if there is confidence that an up-listing will be successful, which would follow completion of the various required activities noted above.

Where does GeoVax plan to be as a company 12-18 months following a successful capital restructuring, capital investment and up-listing?

Within this timeframe, our efforts will be focused on achieving clinical development status for at least one of our core development programs. Achieving this will require various activities including operational progress, collaboration success and successful capital investment.

We also believe that the exposure resulting from listing on a major stock exchange will strengthen our recognition to long-term institutional investors and brokerage firms, as well as to potential strategic partners, adding additional momentum to the growth and development of our product portfolio towards regulatory approval and commercialization.

Summary and Voting Instructions

We recognize that there may remain additional questions related to our upcoming stockholder meeting. Hopefully, this message has provided meaningful information as a basis for our requesting your support for the proposed reverse split. In addition, we have posted a Q&A on our website that may be further informative and supportive of our request. We also encourage you to read fully the Notice of Meeting and Proxy Statement regarding the vote.

We ask that you vote FOR the reverse stock split proposal. Even if you have already voted, you can change your vote at any time before the Annual Meeting.

How do I cast my vote?

Persons who hold shares of our Common Stock directly on the Record Date (February 15, 2019) and not through a broker, bank or other financial institution (“Record Holders”) may vote by the following methods:

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Vote by Internet - Over the Internet, by going to www.proxyvote.com. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

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Vote by Telephone - Over the telephone, by dialing 1-800-690-6903 from any touch-tone telephone. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and follow the instructions.

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Vote by Mail - By mail using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 91 Mercedes Way, Edgewood, New York 11717. When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.

●	Vote by Attendance- By attending the Special Meeting in person and voting.

Persons who hold shares of our Common Stock indirectly on the Record Date through a brokerage firm, bank or other financial institution (“Beneficial” Holders or “Street Name” Holders) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from Beneficial Holders may either vote these shares on behalf of the Beneficial Holders or return a proxy leaving these shares un-voted (a “Broker Non-Vote”). A large number of banks, brokerage firms and other nominees participate in online programs which provide the opportunity to vote over the Internet or by telephone to eligible Beneficial Holders. Beneficial Holders who elect to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the stockholder information and voting instructions. In order to vote shares held by a Beneficial Holder in person at the Special Meeting, a proxy issued in the owner’s name must be obtained from the stockholder of record (typically your brokerage firm, bank or other nominee) and presented at the Special Meeting. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Voting instructions, including instructions to revoke a proxy, are also included in your proxy materials. Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on April 14, 2019.

We appreciate and thank you for your vote.

Sincerely,

David A. Dodd

Chairman, President & CEO

GeoVax Labs, Inc.

Cautionary Note Regarding Forward-Looking Statements

This communication, and any documents to which the Company refers in this communication, contains forward-looking statements. These forward-looking statements represent management’s current expectations or beliefs concerning future events. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that notwithstanding approval and implementation of the reverse stock split we may not be able to raise sufficient funds on terms acceptable to the Company, or at all, (ii) we may not be able to list our shares on Nasdaq, (iii) we may not be able to progress any of our development programs to human clinical trials, (iv) if our programs are in human clinical trials, there can be no assurance they will prove successful, (v) if any human clinical trials are successful, we may not be able to enter into successful partnerships or other transactions, and (vi) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

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